Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ROTH CH ACQUISITION IV CO.

DECEMBER 20, 2022

Roth CH Acquisition IV Co., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.             The name of the Corporation is “Roth CH Acquisition IV Co.”.

2.             The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on February 13, 2019 under the name of “Roth Acquisition II Co.” and thereafter amended by a Certificate of Amendment to the Certificate of Incorporation on June 24, 2020 changing the name of the Corporation to “Roth CH Acquisition III Co.”, a Certificate of Amendment to the Certificate of Incorporation on June 30, 2020 and a Certificate of Amendment to the Certificate of Incorporation on August 31, 2020 changing the name of the Corporation to “Roth CH Acquisition IV Co.” The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on August 5, 2021 (the “Amended and Restated Certificate”).

3.             This Certificate of Amendment to the Amended and Restated Certificate amends the Amended and Restated Certificate.

4.             This Certificate of Amendment to the Amended and Restated Certificate was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

5.             The text of Paragraph E of Article SIXTH is hereby amended and restated to read in full as follows:

“In the event that the Corporation does not consummate a Business Combination by February 10, 2023, or, if the Corporation shall in its sole discretion, upon five calendar days’ advance notice, extend the date by which the Corporation shall have to consummate a Business Combination, on a monthly basis, for up to an additional five months, through July 10, 2023 (or, in each case if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date the next date upon which the Office of the Delaware Division of Corporations shall be open, the “Termination Date”), the Corporation shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter redeem 100% of the IPO Shares for cash for a redemption price per share as described below (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to approval of the Corporation’s then stockholders and subject to the requirements of the GCL, including the adoption of a resolution by the Board of Directors pursuant to Section 275(a) of the GCL finding the dissolution of the Corporation advisable and the provision of such notices as are required by said Section 275(a) of the GCL, dissolve and liquidate the balance of the Corporation’s net assets to its remaining stockholders, as part of the Corporation’s plan of dissolution and liquidation, subject (in the case of (ii) and (iii) above) to the Corporation’s obligations under the GCL to provide for claims of creditors and other requirements of applicable law. In such event, the per share redemption price shall be equal to a pro rata share of the Trust Fund plus any pro rata interest earned on the funds held in the Trust Fund and not previously released to the Corporation for its working capital requirements or necessary to pay its taxes divided by the total number of IPO Shares then outstanding.”

IN WITNESS WHEREOF, Roth CH Acquisition IV Co. has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

Roth CH Acquisition IV Co.

By:	/s/ Byron Roth
Name:	Byron Roth
Title:	Co-Chief Executive Officer and Chairman of the Board